 RedHill Biopharma Ltd. (“RDHL”)Corporate UpdateJanuary 2021Full corporate presentation can be found at: https://ir.redhillbio.com/  Free Writing Prospectus dated January 11, 2021Filed pursuant to Rule 433Relating to the Preliminary Prospectus Supplement datedJanuary 11, 2021Registration Statement No. 333-226278

 Forward Looking Statement    This presentation does not constitute an offer or invitation to sell or issue, or any solicitation of an offer to subscribe for or acquire any of the Company’s securities or to participate in any investment in the Company. No representation or warranty is made to the accuracy or completeness of this presentation. You must make your own investigation and assessment of the matters contained herein. In particular,no representation or warranty is given, and the Company has no responsibility, as to the achievement or reasonableness of any forecasts, estimates, or statements as to prospects contained or referred to in this presentation.Statements in this presentation that are not historical facts (including statements containing "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, are based on current expectations of future events and are subject to risks and uncertainties that could cause actual activities, timing or to differ materially from those expressed or implied by such statements, including risks that we will not have sufficient working capital, the effect of COVID-19 on the business of the Company, that the products we promote in the U.S. may not generate sufficient revenues, that there will be delays in the initiation and progress of our studies, trials or other therapeutic candidate development efforts or delays in obtaining, or we will be unable to obtain, FDA or other regulatory approvals for our products, unable to establish collaborations, that our therapeutic candidates will not be commercially viable, that observed trends in prescriptions in marketed products to-date may not be indicative of future prescription amounts or growth, and risks relating to our Expanded Access Policy (EAP), among other risks. Additional information about the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 20-F filed on March 4, 2020. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results.All forward-looking statements included in this presentation are made only as of the date of this presentation. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors. The Company has filed a registration statement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus, together with the information incorporated by reference therein, and other documents we have filed (or will file) with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus, when available, may be obtained from H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975-6996 or e-mail at placements@hcwco.com.

   Strong U.S. Commercial Footprint and Robust Development Pipelinewith Multiple Near-Term Milestones   Corporate Highlights  An emerging U.S. specialty company (Nasdaq: RDHL), primarily focused on U.S. commercialization and development of drugs for gastrointestinal (GI) diseases and infectious diseases  Multiple Phase 3 and Phase 2 Programs  Promoting Three FDA-Approved Drugs  * Movantik® is a registered trademark of AstraZeneca  *

RedHill Biopharma

Emerging U.S. Specialty Pharma: Select Programs*

Commercial Products**	
Talicia (omeprazole magnesium, amoxicillin, and rifabutin) delayed-release capsules	Talicia® (omeprazole magnesium, amoxicillin and rifabutin) - *H. pylori* infection in adults
movantik (naloxegol)	Movantik® (naloxegol) - Opioid induced constipation (OIC) in adults with chronic non-cancer pain***
Aemcolo (rifamycin)	Aemcolo® (rifamycin) - Travelers' diarrhea caused by noninvasive strains of *E. coli* in adults

Development Pipeline****		Pre-Clinical → NDA (Pre-Clinical, Phase 1/2, Phase 3, NDA)
RHB-204	NTM disease	Phase 3 U.S. study initiated
RHB-104	Crohn's disease	Positive results from Phase 3 MAP US study
RHB-102 (Bekinda®)	Gastroenteritis	Positive results from Phase 3 U.S. study
	IBS-D	Positive results from Phase 2 U.S. study
RHB-106	Bowel cleanser	Phase 2/3 studies planned
Opaganib (Yeliva®)	Oncology Indications + COVID-19	Ongoing Phase 2/3 COVID-19 & Phase 2 oncology program
RHB-107 (upamostat)	Oncology/GI + COVID-19	Phase 2/3 COVID-19, GI & oncology indications

* Estimated timeline/indication in the pipeline is subject to changes in development plans and regulatory requirements/clarifications, including complementary/additional studies; ** For full prescribing information see: Aemcolo®: www.Aemcolo.com; Talicia®: www.talicia.com; Movantik®: www.movantik.com ; *** Movantik® is a registered trademark of AstraZeneca **** Bekinda® and Yeliva® are proposed tradenames which are subject to FDA review and approval

4

Emerging U.S. Specialty Pharma


A leading U.S. specialty pharmaceutical company
movantik**
(naloxegol) 25 mg tablets
Talicia
(omeprazole magnesium, amoxicillin, and rifabutin) delayed-release capsules
Aemcolo
(rifamycin) delayed release tablets
Donnatal®
EnteraGam®
Mytesi®
RHB-204
NTM
Opaganib
COVID-19
RHB-102
Gastroenteritis
RHB-102
IBS-D
RHB-104
Crohn's disease
Opaganib
Cholangiocarcinoma
RHB-106
Bowel preparation
Opaganib
GI
RHB-107
Oncology/GI
Sales force of approx. 100 reps + 30 field support professionals promoting 3 products to thousands of GI, PCPs and other HCPs
Commercial Products
Pipeline Products
2017
2018
2019
2020
...

*Presented events are forward looking statements and estimates and are subject to uncertainties including, among others, clinical and regulatory outcomes, marketing approvals, financial resources and commercial viability; This slide and strategic plan is made for illustrative purposes only. Please see "Disclaimer and Forward Looking Statements".
**Movantik® is a registered trademark of AstraZeneca.

5

 Financial Highlights*    RedHill Biopharma Ltd.Nasdaq: RDHL    Market Cap (approx.)*  $320 million  American Depositary Shares (ADSs)Outstanding as of December 31, 2020  38,398,146(Representing 383,981,464 ordinary shares outstanding)   Cash Balance** as of December 31, 2020  Approx. $46 million      *Financial information as of January 10, 2021 unless otherwise noted** Including cash, cash equivalents, short term investments, and restricted cash. As of December 31, 2020, we had restricted cash of $16M .

 Consistent Revenue Growth Despite Challenging Pandemic Conditions

Highly Experienced Senior Leadership

Dror Ben-Asher, Chief Executive Officer
P.C.M.I. Ltd.

Adi Frish, Chief Corporate & Business Development Officer
Y. Ben-Dror, MediGus

Micha Ben Chorin, Chief Financial Officer
GVT, Pyramid Analytics, Starhome B.V.

Reza Fathi, PhD, Senior VP R&D
XTL, PharmaGenics, Harvard Inst. of Chem. & Cell Biology

David Wasserman, Senior VP Alliance & Project Management
Salix, Watson Pharmaceuticals, Glaxo PLC

Rob Jackson, Senior VP Sales & Marketing
Salix, Vicuron, Merck & Co.

Patricia Anderson, Senior VP Regulatory Affairs
MAPI Group, OptumInsight, Bayer, Novopharm

Steven Thomasian, VP Supply Chain
Salix, Kala Pharmaceuticals, Cempra Pharmaceuticals

Shani Maurice, VP BD & Communications
Prime Minister's Office

Aida Bibliowicz, VP Clinical Affairs Europe
MSc Technion, MBA TAU, Cato Research Israel

Todd Krzyzaniak, VP Finance US Operations
Salix Pharmaceuticals, BioDelivery Sciences International

Gilead Raday, Chief Operating Officer
MSc Neurology, MBE Cambridge, Sepal Pharma

Guy Goldberg, Chief Business Officer
Eagle Pharma, ProQuest, McKinsey

Rick D. Scruggs, Chief Commercial Officer, Head of US Operations
Salix, Watson, Oclassen

June S. Almenoff, MD, PhD, Chief Scientific Officer
Furiex, GSK, Tigenix

Bob J. Gilkin, Senior VP Market Access & Trade Relations
Synergy Pharmaceuticals, AstraZeneca

Reginald Williams, VP Quality
Salix, Amgen, Eli Lilly and Merck & Co

Danielle Abramson, PhD, VP IP & Research
Brown University, Greenberg Traurig

Craig Miller, VP Trade Channel
Salix, Oclassen Pharmaceuticals, Watson Pharmaceuticals

Michelle Snelling, VP Human Resources
Salix Pharmaceuticals, INC Research

Ben Martie, VP Legal Affairs
ViiV Healthcare (GSK), Chimerix Inc.

8

   Opaganib (ABC294640, Yeliva®)*Investigational new drugFirst-in-class, orally-administered sphingosine kinase-2 (SK2) inhibitor targeting multiple oncology, inflammatory and GI indicationsOngoing global Phase 2/3 study and positive top-line data from U.S. Phase 2 study for COVID-19Phase 2 study for the treatment of cholangiocarcinoma ongoing  * Opaganib (ABC294640, Yeliva)® is a proposed tradename, subject to FDA review and approval

Opaganib (Yeliva®) - SK2 Inhibitor for COVID-19 and Oncology, Gastrointestinal and Inflammatory Diseases

The Product	- Potential first-in-class, orally-administered sphingosine kinase-2 (SK2) inhibitor - with anti-cancer, anti-inflammatory activities, targeting multiple oncology, inflammatory and GI indications - **Potent anti-viral activity, targeting a critical host factor - minimizing potential development of resistance due to viral mutations**
Potential Market	- Significant market potential - multiple indications with an unmet need
Development Status	- Completed numerous successful pre-clinical studies in oncology, GI-Inflammation and radioprotection models, as well as food effect and toxicology studies
	- Phase 1 study in cancer patients with advanced solid tumors successfully met primary and secondary endpoints

	- **Phase 2a study for treatment of cholangiocarcinoma ongoing**
	  - Orphan Drug Designation for the treatment of cholangiocarcinoma
	  - Compassionate use for cholangiocarcinoma under Expanded Access Program

	- Investigator-sponsored Phase 2 study in prostate cancer initiated March 2020 at Medical University of South Carolina (MUSC) - supported by NCI grant to MUSC
	- **Ongoing global Phase 2/3 study** - **Positive top-line safety and efficacy data from U.S. Phase 2 study in patients hospitalized with COVID-19 pneumonia**

10

Opaganib (Yeliva®) - Phase 2/3 COVID-19 Ongoing

Global Phase 2/3 Study - More than 60% enrolled

Randomized, double-blind, parallel-arm, placebo-controlled global Phase 2/3 study

- Up to 270 subjects with severe COVID-19 pneumonia in up to 40 sites*
- Primary endpoint: proportion of patients reaching room air by Day 14**
- Study approved in 7 countries: Italy, UK, Russia, Israel, Mexico, Colombia, and Brazil; Further expansion ongoing
- Two DSMB recommendations to continue study following independent safety review

U.S. Phase 2 Study - Completed

U.S. randomized, double-blind, placebo-controlled Phase 2 study

- Small sample size of 40 hospitalized patients with COVID-19 pneumonia
- Focused on safety and initial efficacy signals; not powered for statistical significance
- Collaborations with U.S., European and Canadian suppliers for manufacturing ramp-up

➢ *Potential emergency use applications as early as possible in 2021*

** RedHill is evaluating the study sample size and may increase the number of patients planned to be enrolled to up to approximately 400-450 patients in total*

*** This change to primary endpoint planned in-line with evolving clinical practice and guidelines which aim to minimize patient intubation and mechanical ventilation*

11

 Opaganib Phase 2 COVID-19 Study - Positive Top-Line Data  U.S. Phase 2 study of opaganib in patients hospitalized with COVID-19 pneumonia:Non-powered study of 40 patients, randomized 1:1 to received opaganib or placebo on top of standard-of-care. Follow up for up to 42 days post treatment initiationPreliminary top-line data demonstrated positive safety and efficacy signals:Opaganib showed preliminary signs of safety, with no material safety differences between the arms. Overall, fewer patients suffered from SAEs in the opaganib arm vs. placebo The opaganib arm demonstrated a consistent trend of greater improvement in reducing oxygen requirement by end of treatment on Day 14 across key primary and secondary efficacy outcomes, correlating with clinical improvement as defined by the WHO ordinal scale:Greater improvement in the proportion of patients reaching room air and no longer requiring oxygen support by Day 14 vs. the control arm (52.6% vs. 22.2%)Greater improvement in the proportion of patients with 50% reduction in supplemental oxygen by day 14 (89.5% vs. 66.7%)Higher proportion of patients discharged by Day 14 (73.7% vs. 55.6%)Greater reduction from baseline of the median total oxygen requirement (AUC) over 14 days (68.0% vs. 46.7%)

Opaganib (Yeliva®) – Demonstrated Complete Inhibition of SARS-CoV-2

Opaganib's unique MoA combines potent antiviral and anti-inflammatory activities, targeting a host cell component and minimizing likelihood of resistance

Potent Anti-SARS-CoV-2 Activity:

Opaganib evaluated in *in vitro* model of human lung bronchial tissue (EpiAirway™), including positive control of remdesivir:

- Opaganib completely inhibited SARS-CoV-2 viral replication as measured after three days incubation
- Opaganib demonstrated the most potent activity vs. all compounds tested, including remdesivir
- Dose-dependent inhibition of virus production without compromising cell membrane integrity



Opaganib blocks SARS-CoV-2 virus replication
Viral Titer (TCID50/ml)
10^9
10^8
10^7
10^6
10^5
10^4
10^3
10^2
10^1
10^0
Virus Only
Virus + Opaganib
Virus + Remdesivir (2uM)
No Virus
0.1
1
10
100
Opaganib Dose (ug/ml)

Opaganib Reduced Thrombosis in ARDS Model

Opaganib administered at 250mg/kg demonstrated a reduction in thrombosis in preclinical model of acute respiratory distress syndrome (ARDS).

13

 Commercial Operations - Strong U.S. Presence  Launched Aemcolo® in Q4/2019, Talicia® in Q1/20 and promoting Movantik® since April 2020  Sales force of 100 reps + 30 field support professionals promoting 3 products to thousands of GI, PCPs and other HCPs  *Movantik® is a registered trademark of AstraZeneca.  Market access  U.S. Commercial Headquarters(Raleigh, NC)  *  Supply chain  Medical affairs  Compliance  Managed markets  Marketing

 Talicia Launch Update: Strong Script Month over Month Growth**  Field Promotion Initiated  * December script numbers have been extrapolated based on partial month data; actual data is current through December 25, 2020TRx data from IQVIA Xponent Weekly thru 12/25/2020 - Projected thru 12/31/2020** Historical prescription growth may not be indicative of future prescription amounts or growth  Encouraging launch trajectory even with restrictive pandemic conditions  Talicia launch  *

 7 out of 10 commercially insured patients can access Talicia6 out of 10 patients are without restrictions  Positive Reimbursement Trends  TaliciaCommercial & Government Coverage  Commercial & Government Coverage  * Movantik coverage has remained relatively constant to YE 2019.  9 out of 10 commercially insured patients can access MovantikMedicare D: 7 out of 10 patients have accessMedicaid: 9 out of 10 patients have access

Talicia®- Approved by U.S. FDA for Treatment of *H. pylori* Infection in Adults

RedHill Biopharma

Talicia® (omeprazole magnesium, amoxicillin, and rifabutin) delayed-release capsules

Approved Indication	Treatment of *H. pylori* infection in adults
Drug	Omeprazole magnesium, amoxicillin and rifabutin 10 mg* / 250 mg / 12.5 mg delayed-release capsules*
Approved	**NDA approved by U.S. FDA in November 2019 - launched in March 2020**
Key Attributes	✓ Addresses concerns of resistance to clarithromycin and metronidazole ✓ Favorable tolerability and safety profile ✓ Aims to become the new first-line standard-of-care with broader indication ✓ All-in-one capsule: supports ease of adherence and compliance, with a single co-pay
Market Exclusivity	– **Eligible for extended market exclusivity for total of 8 years** under QIDP designation – Patent protection extending until at least 2034
Market Size	– **Affects over 50% of the world population, with ~2 million U.S. patients treated annually** – 2018 U.S. and global markets estimated at up to $1.4 billion and $4.8 billion respectively** – **Approximately 300% quarter-over-quarter prescription growth** and rapid expansion of the prescriber base – **National coverage for 167 million lives**, with additional coverage expected

** Each delayed-release capsule contains omeprazole 10 mg (equivalent to 10.3 mg omeprazole magnesium), amoxicillin 250 mg, and rifabutin 12.5 mg*

*** Foster Rosenblatt market analysis, October 2018*

17

RedHill Biopharma

Talicia®
(omeprazole magnesium, amoxicillin, and rifabutin) delayed-release capsules

H. pylori - Increasing Global Disease

H. pylori infection → Progressive gastro-duodenal damage

- *H. pylori* - a Group I carcinogen and the strongest risk factor for gastric cancer[1] and peptic ulcer disease; Also associated with iron deficiency, B12 deficiency and drug malabsorption
  - Gastric cancer - a leading cause of cancer mortality worldwide, accounting for ~700K deaths annually
  - Eradication of *H. pylori* infection reduces gastric cancer risk[2] by about 75%
- U.S. *H. pylori* prevalence estimated at approx. 35% of the population - over 100 million people[3], with an estimated 2 million patients treated annually[4]
- SoC fails in approximately 25-40% of patients due to growing resistance to clarithromycin and metronidazole - antibiotics commonly used in standard combination therapies[5]
- **American College of Gastroenterology (ACG) guidelines generally exclude the majority of U.S. population from treatment with SoC -** recommending against clarithromycin-based triple SoC therapies in cases of prior macrolide exposure (most of the U.S. population), in regions with unknown clarithromycin resistance (most U.S. regions) or regions with ≥ 15% clarithromycin resistance[6]
  - Failed antibiotic treatments create newly-resistant bacteria[7]


H. pylori Infection
Muscularis mucosae
Inflammation
Gastric Ulcer

1 Lamb A et al. Role of the Helicobacter pylori-induced inflammatory response in the development of gastric cancer. J Cell Biochem 2013 Mar;114(3):491-7; 2 Kumar S et al. Risk Factors and Incidence of Gastric Cancer After Detection of Helicobacter pylori Infection: A Large Cohort Study, Gastroenterology 2019. 3 Hooi JKY et al. Global Prevalence of Helicobacter pylori Infection:Systematic Review and Meta-Analysis. Gastroenterology 2017;153:420-429; 4 IQVIA Custom Study for RedHill Biopharma, 2019; 5 Malfertheiner P. et al. Management of Helicobacter pylori infection - the Maastricht IV/ Florence Consensus Report, Gut 2012;61:646-664; O'Connor A. et al. Treatment of Helicobacter pylori Infection 2015, Helicobacter 20(S1) 54-61; Venerito M. et al. Meta-analysis of bismuth quadruple therapy versus clarithromycin triple therapy for empiric primary treatment of Helicobacter pylori infection. Digestion 2013;88(1):33-4; 6 Chey, WD et al. Am. J. Gastroenterol 2017; 112: 212-38. 7 Nishizawa T et al. Enhancement of Amoxicillin Resistance after Unsuccessful Helicobacter pylori Eradication. Antimicrob. Agents Chemother. 2011, p. 3012–3014.

18

Talicia®- Clear Clinical Differentiation Provides Large Potential for Market Opportunity in the U.S. and WW

Talicia® (omeprazole magnesium, amoxicillin, and rifabutin) delayed-release capsules

High Prevalence of *H. pylori*

Over 27M treatments annually WW*:
U.S.: 2M
5EU: up to 3.2M
Japan: up to 1.4M
China: up to 4.1M

Diminished Efficacy of Standard-of-Care - Approx. 60%

Growing *H. pylori* resistance has led to diminished efficacy of current standard-of-care

Current Brand Medications Lack Clinical Differentiation

Current brands provide only modest convenience improvement vs. generics

$4.8B Global Market

Annual U.S. market for *H. pylori* therapies estimated at $1.4B*

Talicia®- Potential First-Line Therapy Targeting up to $1.4B U.S. Market

- **Efficacy** - demonstrated clinical activity with high statistical significance in eradicating *H. pylori* in U.S. pivotal Phase 3 study
- **Addresses concerns of resistance** to clarithromycin and metronidazole
- **Attractive tolerability profile**
- **Potential to become preferred first-line treatment**
- **First all-in-one fixed-dose** - simple regimen potentially improves compliance and efficacy; Additional protection against generic substitution; Single co-pay

** Foster Rosenblatt; ** Fallone CA et al. The Toronto Consensus for the Treatment of Helicobacter pylori Infection in Adults. Gastroenterology 2016;151:51–69.*

19

          Movantik®- FDA-Approved for Treatment of Opioid-Induced Constipation   Approved Indication  Treatment of opioid-induced constipation (OIC) in adults with chronic non-cancer pain   Drug  Oral naloxegol tablets available in 12.5mg and 25mg dosage strengths  Approved  Approved in the U.S. in 2014 - launched in 2015 by AstraZeneca and Daiichi Sankyo  Key Attributes   Specifically designed for opioid-induced constipation Favorable tolerability and safety profile Available in two dosesStrong reimbursement coverage  Market Exclusivity  Patent protection extending until at least 2028

RedHill Biopharma

OIC is a Large and Underserved Market*

movantik® (naloxegol) 25 mg tablets



6.2 – 12.4** million
opioid users in the U.S. may have OIC*
15 million
U.S. patients with chronic pain are prescribed opioids***
50 million
U.S. adults with chronic pain****

71% of patients with OIC report little to no benefit from constipation treatments***

*Bell TJ et al. Pain Med. 2009;10(1):35-42. Dahlhamer J, Lucas J, Zelaya C et al. Prevalence of Chronic Pain and High-Impact Chronic Pain Among Adults – United States, 2016. MMWR Morb Mortal Wkly Rep. 2018;67:1001-1006. Accessed September 29, 2020. https://www.cdc.gov/mmwr/volumes/67/wr/pdfs/mm6736a2-H.pdf. **30.7% of patients with chronic noncancer pain are prescribed opioids. Prevalence of OIC is estimated at between 40% to 81% in patients with chronic noncancer pain. Mathieson S et al. J Int Med. 2020;287:458-474. ***Constipation treatments included OTC laxatives (stool softeners, osmotics, stimulants, salines, and rectal options), prescription laxatives, and behavioral therapies (fiber supplements, increased fluids and exercise, and dietary changes). Coyne KS et al. Clinicoecon Outcomes Res. 2014;6:269-281. ****Vegia AR et al. Pain Res Treat. 2018. doi: 10.1155/2018/57046275. Coyne KS et al. Clinicoecon Outcomes Res. 2014;6:269-281.

21

RedHill Biopharma

Movantik - the #1 Prescribed Oral PAMORA*

movantik® (naloxegol) 25 mg tablets

- Over **2,000,000** prescriptions written since 2015**
- The **#1 prescribed** oral PAMORA specifically designed to treat OIC**
- The American Gastroenterological Association recommends the use of Movantik as one of the prescription options for management of OIC***
- Movantik is covered or preferred without prior authorization for the majority of commercial and Medicare Part D patients in the U.S.****

*Data on file. Prescription data. RedHill Biopharma; 2020. **Since Jan 2017. Data on file. MOVANTIK CVA. RedHill Biopharma; 2019. ***Crockett SD et al. Gastroenterology. 2019;156:218-226. ****"Preferred" means Tier 1, Tier 2, or Tier 3 when Tier 3 is the lowest branded tier. "Without Prior Authorization" means that additional information is not required to be provided to the health plan in order for MOVANTIK to be covered. Step edits and quantity limits may apply. 6. "Patients" means covered lives (Commercial, Employer, Fed Prog, FEHBP, Municipal Plan, PBM, Union, EGWP, Medicare MA, Medicare PDP, Medicare SN, Medi-Medi, PACE) at Tiers 1-2 and 3 Preferred in the Nation, as calculated by Fingertip Formulary® as of February 27, 2019.

22

 Launched by RedHill in the U.S. - December 2019A rifamycin antibacterial approved by U.S. FDA in Nov. 2018 for the treatment of travelers’ diarrhea caused by noninvasive strains of E. coli in adultsIn-licensed U.S. rights from Cosmo Pharmaceuticals N.V. in Oct. 2019Robust U.S. patent portfolio and FDA QIDP designation, with U.S. marketing exclusivity through 2028   Minimally absorbed Targeted delivery system Proven efficacy against E. coli Reliable safety and tolerability Simple BID dosing

   RHB-204Investigational new drugTargeting pulmonary nontuberculous Mycobacteria (NTM) disease - with QIDP designation, including Fast-Track development statusU.S. Phase 3 Study Initiated

RHB-204 - Targeting First-Line Pulmonary NTM Disease

Planned Indication	- Pulmonary nontuberculous mycobacteria disease (NTM) caused by MAC infection
The Product	- Patent-protected, oral all-in-one combination of three antibiotic drugs (clarithromycin, clofazimine and rifabutin) each known to be active against NTM disease caused by MAC*
Key Attributes	- **Targeting first-line treatment - potential new standard-of-care for a disease with no FDA-approved first-line therapy** - **Convenient stand-alone oral therapy for a chronic disease requiring extended treatment** - Unique dosing combination - optimizing exposure for safety and efficacy
Market Size	- U.S. market potential estimated at over $500 million in 2017**
Development Status	- **Phase 3 study initiated** - QIDP and Fast-Track Designation granted, providing eligibility for rolling NDA review, Priority Review and Accelerated Approval - Orphan Drug designation extends potential U.S. market exclusivity to a total of 12 years post-approval

**Wassilew et al, RESPIRATION 2016 ** Foster Rosenblatt*

25

RHB-204 for Pulmonary NTM - Background and Epidemiology

- **Difficult to treat infection with no FDA-approved first-line standard-of-care**
- NTM are a ubiquitous bacteria, mostly non-pathogenic but can cause human disease[1]
- Pulmonary manifestations account for 80-90% of NTM associated disease[2]



- Approximately 80% of pulmonary NTM infections in the U.S. are associated with Mycobacterium avium complex (MAC)[3]
- Pulmonary NTM disease symptoms can include fever, weight loss, chronic or recurring cough, chest pain, blood in sputum and fatigue[4]
- NTM have high levels of drug resistance and require long term dosing with three or more antibiotics[2]
- NTM is considered an orphan disease with an estimated 110,000 pulmonary NTM patients in the U.S. in 2017[5]

1 Wassilew et al, RESPIRATION 2016 2 Griffith DE, et al. An official ATS/IDSA statement: diagnosis, treatment, and prevention of nontuberculous mycobacterial diseases Am J Respir Crit Care Med. 2007;175(4):367-416; 3 American Thoracic Society; 3 Prevots DR et al, Am J Respir Crit Care Med 2010; 4 Daley et al CHEST 2017; 5 Foster Rosenblatt/Company estimates

26

26

 A Phase 3 study of RHB-204 as first-line treatment of pulmonary nontuberculous mycobacteria (NTM) disease caused by Mycobacterium avium complex (MAC)    Study Initiated  November 2020  Study Design  A Phase 3 study to assess the efficacy and safety of RHB-204 as a first-line treatment of pulmonary nontuberculous mycobacteria (NTM) disease caused by Mycobacterium avium complex (MAC)Multi-center, randomized, double-blind, two-part, placebo-controlled, parallel-group Phase 3 study; 3:2 randomizationUp to 40 U.S. clinical sites  Patient Population  Approximately 125 subjects with symptomatic MAC lung disease  Endpoints  Sputum culture conversion (SCC) at Month 6 of treatment Safety and tolerability Patient-reported outcomes, including improvements in physical functioning, respiratory symptoms and fatigue  RHB-204 - Phase 3 Study Initiated

   RHB-104Investigational new drugCombination therapy targeting MAP bacteria for treatment of Crohn’s disease and potentially other autoimmune diseasesPositive First Phase 3 Study in Crohn’s Disease - Study Successfully Met Its Primary Endpoint and Key Secondary Endpoints

The Link between Crohn's Disease and MAP

Growing evidence that intracellular mycobacteria play a crucial role in Crohn's disease

- MAP (*mycobacterium avium subsp. paratuberculosis*) is the causative agent of Johne's disease, an infectious disease in cattle, clinically and pathologically similar to Crohn's disease
  - An intracellular pathogen that proliferates in monocytes/macrophages
  - Extremely slow growing and widely pervasive in the environment
- Advances in diagnostic technology have led to increasingly higher identification of MAP in Crohn's diseases patients
  - 92% (34/37 Crohn's disease patients by PCR) - Bull, J Clin Microbiol, 2003
  - 86% (52/60 Crohn's disease patients) - Shafran, Dig Dis Sci, 2002
- Crohn's disease is a multifactorial disease
  - Defective innate immunity to intracellular bacteria
  - Mutations in the NOD2 gene are strongly associated with Crohn's disease
- Mycobacterial infections in humans are difficult to treat; Effective anti-mycobacterial agents require intracellular activity
  - ATS/IDSA* and WHO advise triple antibiotic therapy for non-tuberculosis mycobacterial disease


A

Crohn's disease


B

Johne's disease

** American Thoracic Society, Infectious Disease Society of America, World Health Organization*

29

RedHill Biopharma

RHB-104 for Crohn's - Product and Market Overview

Planned Indication	Treatment of Crohn's disease in adult patients
The product	Patent-protected combination of 3 antibiotics (clarithromycin, clofazimine and rifabutin) in a single oral capsule with potent intracellular, antimycobacterial and anti-inflammatory properties
Market Size	Worldwide market estimated to exceed $12.8 billion in 2022*
Positive First Phase 3 Top-Line Results	Positive results from the MAP US first Phase 3 study with RHB-104 in Crohn's disease - study successfully met its primary endpoint and key secondary endpoints
Key Attributes	✓ Unique MoAs, including targeting the potential underlying cause of Crohn's ✓ Improved efficacy on top of standard-of-care ✓ Safety and tolerability enabling combining RHB-104 with standard-of-care ✓ Oral all-in-one capsule

** GlobalData Crohn's Disease Global Forecast , September 2017*

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Multi-center, randomized, double-blind, placebo-controlled, parallel group study (MAP US study) to assess efficacy and safety of orally-administered, fixed-dose combination RHB-104 in subjects with moderately to severely active Crohn’s disease, on-top of baseline background SoC medications    Number of Subjects  331  Sites  Over 100 in the U.S., Canada, Europe, Australia, New Zealand and Israel   Primary Endpoint   State of remission at week 26   Previous Studies  Several PK, Phase 1, 2 and 3 clinical studies conducted  Phase 3 MAP US Development Status  Positive Phase 3 results - study met its primary endpoint and key secondary endpointsOngoing discussions with KOLs; FDA meeting planned to discuss design of confirmatory Phase 3 study and path to potential approval  Phase 3 MAP US2Extension Study  The open-label study included subjects from the MAP US study with persistent active Crohn’s disease (CDAI ≥ 150) after 26 weeks in MAP US study; Interim top-line results demonstrated 27.8% clinical remission with RHB-104 at week 16 and 22.2% remission at week 52* (n=54)Of subjects treated with RHB-104 for the first time (previously randomized to placebo arm in MAP US study), 31.6% achieved remission at week 16 and 26.3% achieved remission at week 52 - further supporting potential clinical benefit of RHB-104  RHB-104 Positive First Phase 3 Study in Crohn’s - Met Primary Endpoint and Key Secondary Endpoints  * Results were provided by independent third party prior to database lock and are not final

   RHB-107 (upamostat)Investigational new drugPotential first-in-class small molecule targeting oncology, inflammatory lung diseases and GI indicationsPlanned initiation of a U.S. Phase 2/3 COVID-19 outpatient study in early 2021  32

 RHB-107 - S1 Serine Protease Inhibitor with Planned Phase 2/3 COVID-19 Study  33  The Drug  Potential first-in-class, orally-administered inhibitor of S1 family of trypsin-like serine proteases with potential for use in the treatment of cancer, inflammatory lung diseases, irritable bowel syndrome, inflammatory bowel disease and pancreatitis    Licensed worldwide rights from Heidelberg Pharma (formerly Wilex), excluding China, Taiwan, Macao and Hong Kong  Development Status  Demonstrated clinical safety profile from approx. 200 patients across 10 clinical studies, including Phase 2 studies in locally advanced pancreatic cancer and metastatic breast cancer     FDA Orphan Drug Designation awarded for treatment of pancreatic cancer (October 2017)     Intensive preclinical investigation sponsored by RedHill has revealed RHB-107 as a specific and potent inhibitor of human trypsin-3 (Ki ~ 20nM), trypsin-2 (Ki ~ 75nM), trypsin-6 (~100nM), trypsin-1 (Ki ~ 190nM) and matriptase-1 (~200nM)    RHB-107 planned to be evaluated in combination with opaganib in an ongoing Phase 2a study in cholangiocarcinoma     Demonstrated potent inhibition of SARS-CoV-2 viral replication in in vitro model of human bronchial tissueIND cleared by FDA for Phase 2/3 study evaluating outpatient-based treatment of patients with symptomatic COVID-19 disease; study planned to be initiated early 2021

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